CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Schroder Series Trust Funds of our report dated December 27, 2019, relating to the financial statements and financial highlights, which appears in Schroder Total Return Fixed Income Fund’s and Schroder Core Bond Fund’s Annual Report on Form N-CSR for the year ended October 31, 2019. We also consent to the references to us as “Auditor” and under the heading “Acquiring Fund financial highlights” and in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

PricewaterhouseCoopers LLP

March 27, 2020

PricewaterhouseCoopers LLP, Two Commerce Square, Suite 1800, 2001 Market Street, Philadelphia, PA 19103-7045

T: (267) 330 3000, F: (267) 330 3300, www.pwc.com/us